UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC 20549

                            FORM 8-K
                         CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)  MAY 27, 2002





               HYDRO ENVIRONMENTAL RESOURCES, INC.
     ------------------------------------------------------
     (Exact name of registrant as specified in its charter)





   Nevada                  000-27825                   73-1552304
-------------             ------------            -------------------
 (State of                (Commission              (I.R.S. Employer
organization)             File Number)            Identification No.)



2903 NE 109th Ave., Suite D, Vancouver, Washington  98682
---------------------------------------------------------
(Address of principal executive offices)

Registrant's telephone number, including area code: (360) 883-5949



       6170 W. Lake Mead Blvd., Las Vegas, Nevada  89108
 --------------------------------------------------------------
 (Former name or former address, if changed since last report.)




ITEM 5.   OTHER EVENTS

On June 6, 2002, Mr. Jack Wynn, President and Interim Chief Executive Officer announced several changes to the Company's management team. Mr. Mark Page is no longer affiliated with the Company and has been removed from the position of Interim Chief Executive Officer. Mr. Wynn is temporarily acting as the Chief Executive Officer until the Board elects a candidate for this position.

Mr. John Wheeler has resigned from the Board of Directors due to illness. On May 27, 2002, Mr. Stephen Lennon was nominated to fill the vacancy created by Mr. Wheeler's resignation. Mr. Lennon will serve in the capacity of Director and Engineering Consultant. Mr. Lennon has been an administrator and operations manager for over twenty years at Scott Co. Mechanical Contractors, one of the ten largest mechanical contractors in the United States. He has expertise in the fields of project administration and development, mechanical engineering, geothermal, cogeneration, combustion and steam turbine power generation. Mr. Lennon is currently serving on the Board of Directors for the Oregon Mechanical Contractors Association and is certified in many engineering disciplines, which include Purebond Fusion, Infrared Fusion. Mr. Lennon has extensive interest in the field of alternate energy. The Company anticipates that Mr. Lennon's addition to the team will make a positive impact to the future of clean non-polluting energy research and development.

In addition, Mr. David Rosenberg, an Oregon businessman, entrepreneur and philanthropist has joined the Company in a consulting capacity. A consulting team that will address the areas of information technology, sales, marketing, public relations and engineering accompanies Mr. Rosenberg.

The Company has relocated its Research Laboratory to the Portland, Oregon area. The new facilities are located at 2903 NE 109th Ave., Suite D, Vancouver, Washington 98682, telephone (360) 883-5949, facsimile (360) 883-0326. Management is of the opinion that the move to the Pacific Northwest will better facilitate its ongoing research of alternate energy. The Pacific Northwest has a reputation for embracing the research and development of environmentally friendly power sources.


                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                           Date: June 12, 2002


                           Hydro Environmental Resources, Inc.

                           By: /s/ Jack H. Wynn, President